Exhibit 10.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2019 by and among (i) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (ii) Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), and (iii) Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company incorporated under the laws of England and Wales (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Agreement (as defined below).

WHEREAS, (i) Twelve Seas Investment Company, a Cayman Islands exempted company (“Purchaser”), (ii) Pubco, (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and (v) Seller (pursuant to the Joinder that it delivered to Purchaser, Pubco and the Company on or about the date hereof) are parties to that certain Business Combination Agreement, dated as of April 15, 2019 (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other matters, (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), and (b) Pubco will acquire all of the issued and outstanding ordinary shares of the Company from Seller in exchange for ordinary shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act.

WHEREAS, pursuant to the Business Combination Agreement, upon the closing of the Transactions (the “Closing”), Pubco shall issue in the name of the Escrow Agent (for the benefit of Seller) Twenty Million (20,000,000) of the Pubco ordinary shares otherwise issuable to Seller at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held and controlled, along with any other Escrow Property (as defined below), by the Escrow Agent in a separate segregated escrow account (the “Escrow Account”) and released therefrom in accordance with this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. Pubco and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, effective upon and subject to the Closing, and the Escrow Agent hereby agrees to perform the duties as escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Closing has occurred and the Escrow Agent has received the documentation necessary to establish the Escrow Account on its books and has received the Escrow Shares in accordance with this Agreement.

Section 2. Issuance of Escrow Shares. Pursuant to Section 2.2(a) of the Business Combination Agreement, at the Closing, Pubco shall deposit with the Escrow Agent share certificate(s) representing the Escrow Shares, with each such certificate being issued in the name of the Escrow Agent for the benefit of Seller; provided that Pubco may alternatively have the Escrow Agent and Pubco’s transfer agent account for and record any of the Escrow Shares in book entry form. Pubco shall instruct the registrar of Pubco not to register a transfer of the Escrow Shares without the written consent of the Escrow Agent for as long as the Escrow Agreement remains in force.

Section 3. Maintenance of the Escrow Shares and other Escrow Property.

(a) So long as any Escrow Shares are being held in the Escrow Account subject to the terms of this Agreement and are not released in accordance with this Agreement, any dividends, distributions or other income paid on or otherwise accruing to such Escrow Shares (the foregoing, together with the Escrow Shares, and as reduced by any releases of such Escrow Shares or dividends, distributions or other income from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Business Combination Agreement, the “Escrow Property”), shall be held by the Escrow Agent in the Escrow Account in accordance with the terms of this Agreement and be subject to the same terms as the Escrow Shares hereunder. During the term of this Agreement, subject to Section 3(b) below, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Escrow Property except until and to the extent that they are released in accordance with Section 4. Except as Pubco (by a Disinterested Independent Director Majority (as defined below)) and Seller may otherwise agree in joint written instructions executed and delivered to the Escrow Agent, no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement. While the Escrow Property is held in the Escrow Account or otherwise subject to this Agreement, Seller shall have all voting, consent and other rights with respect to the Escrow Property (other than the rights to dividends, distributions or other income paid on or otherwise accruing to such Escrow Property, which amounts will be held in the Escrow Account until released in accordance with this Agreement and the Business Combination Agreement), and the Escrow Agent agrees to vote such Escrow Shares (or other Escrow Property) and otherwise provide such consents or exercise such other legal rights (other than the rights to dividends, distributions or other income paid on or otherwise accruing to such Escrow Property) as directed in writing by Seller, subject to the terms of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, after the Closing Seller shall be permitted to (i) pledge or otherwise encumber the Escrow Property as collateral security for documented loans entered into by Seller, Pubco or its Subsidiaries, including the Company, after the Closing or (ii) transfer its rights to the Escrow Property to a third party, provided, that (A) in each case of clauses (i) and (ii), that the lender’s or transferee’s rights to any such pledged or transferred Escrow Property shall be subject to the provisions of this Agreement and Section 2.5 of the Business Combination Agreement, including the forfeiture provisions herein and therein, and such lender or transferee must acknowledge such in writing to Pubco and the Escrow Agent prior to the granting of any such pledge or the making of any such transfer, and (B) in event of a pledge or encumbrance under clause (i), Seller may transfer such Escrow Property, including physical possession of documentation evidencing such Escrow Property (including a share certificate or book entry, if any), to another escrow agent (including one affiliated with such lender), as selected by Seller and reasonably acceptable to Pubco (by a Disinterested Independent Director Majority), to hold such Escrow Property in a segregated escrow account on substantially the same terms and conditions as the Escrow Agent under this Agreement is required to hold such Escrow Property (other than adjustments to the fees and expenses of such escrow agent as reasonably acceptable to Pubco (by a Disinterested Independent Director Majority)), and upon receiving written notice of such new escrow agent from Seller and Pubco, the Escrow Agent shall promptly transfer the Escrow Property to the new escrow agent to be held in accordance with such new escrow agreement (including transferring any Escrow Shares to the name of such new escrow agent (for the benefit of Seller)).

Section 4. Release of the Escrow Property. The Escrow Agent shall hold the Escrow Property in the Escrow Account and shall release and deliver the Escrow Property (or such portion thereof) to either Pubco (with any Escrow Shares delivered to Pubco in certificated or book entry form surrendered by Seller for cancellation by Pubco, and for the avoidance of any doubt, only where the Escrow Property is subject to forfeiture under this Agreement) or to Seller, as applicable (including further to Section 5 of this Agreement), in accordance with (i) joint written instructions executed by Pubco and Seller, or (ii) a copy of a final non-appealable judgment or order from a court of competent jurisdiction (including an order to enforce an arbitral award) establishing the rights of a party in accordance with this Agreement and the Business Combination Agreement to such Escrow Property, together with written delivery instructions from the applicable payee.

Section 5. Vesting and Forfeiture of Escrow Property by Seller.

(a) Pubco and Seller hereby agree that the Escrow Property will only become vested and not subject to forfeiture, and released and released to Seller, in the event that Pubco meets the performance or milestone requirements set forth below in this Section 5(a) (each, a “Milestone”) during the period commencing from the Closing until the end of the twentieth (20th) fiscal quarter after the commencement date of the first full fiscal quarter beginning after the Closing (such period, the “Escrow Period”).

(i) One-half (½) of the Escrow Property shall become vested and no longer subject to forfeiture, and be released to Seller (the “First Escrow Release”), in the event that either: (A) the Annualized EBITDA for any full fiscal quarter during the Escrow Period (beginning with the first full fiscal quarter beginning after the Closing) (an “Escrow Quarter”) equals or exceeds One Hundred and Seventy Five Million U.S. Dollars ($175,000,000) or (B) at any time during the Escrow Period, the Closing Price of the Pubco Ordinary Shares equals or exceeds $12.50 per Pubco Ordinary Share (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing) for any ten (10) Trading Days within any twenty (20) Trading Day period during the Escrow Period. For the avoidance of doubt, if both Milestones in clauses (A) and (B) above are achieved during the Escrow Period, such Milestones are not cumulative and only an aggregate of one-half (½) of the Escrow Property shall become vested and be subject to an Escrow Release.

(ii) All Escrow Property remaining in the Escrow Account shall become vested and no longer subject to forfeiture, and be released to Seller (the “Second Escrow Release” and together with the First Escrow Release, the “Escrow Releases”), in the event that either: (A) the Annualized EBITDA for any Escrow Quarter equals or exceeds Two Hundred and Fifty Million U.S. Dollars ($250,000,000) or (B) at any time during the Escrow Period, the Closing Price of the Pubco Ordinary Shares equals or exceeds $14.00 per Pubco Ordinary Share (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing) for any ten (10) Trading Days within any twenty (20) Trading Day period during the Escrow Period. For the avoidance of any doubt, if the situation arises that both the First Escrow Release Milestone(s) and the Second Escrow Release Milestone(s) under this Section 5(a)(i) and Section 5(a)(ii) respectively, are met (even at the same time), then all Escrow Property shall become vested and no longer subject to forfeiture, and are to be released to the Seller under the terms of this Agreement.

(b) At the end of the Escrow Period, if there is any Escrow Property which has not vested and Seller is not entitled to receive in accordance this Section 5 and the Business Combination Agreement, such Escrow Property will be forfeited and automatically surrendered by Seller and distributed to Pubco from the Escrow Account, and promptly (but in any event within ten (10) Business Days) after a final determination under Section 5(c) below that at the end of the Escrow Period there is such Escrow Property which has not vested and to which Seller is not entitled to receive, Pubco and Seller will provide joint written instructions to the Escrow Agent to release and surrender any remaining Escrow Property to Pubco.

(c) As soon as practicable (but in any event within forty-five (45) days) after the end of each Escrow Quarter, Pubco’s Chief Financial Officer (the “CFO”) will prepare and deliver to Pubco’s board of directors and Seller a written statement (each, an “EBITDA Performance Statement”) that sets forth (i) the unaudited consolidated income statement, balance sheet and statement of cash flows for Pubco and its Subsidiaries for such fiscal quarter prepared in accordance with IFRS on a consistent basis with Pubco’s most recent publicly filed financial statements (the “Quarterly Financials”), and (ii) the CFO’s determination in accordance with the terms of this Section 5 and the Business Combination Agreement with respect to such Escrow Quarter of (A) the Annualized EBITDA based on such Quarterly Financials, and (B) whether there is an Escrow Release for such Escrow Quarter as a result of achieving a Milestone under clause (A) of Section 5(a)(i) or Section 5(a)(ii) for such Annualized EBITDA (each, an “EBITDA Milestone”). Within twenty (20) days after receipt of the EBITDA Performance Statement, Pubco shall determine, by a Disinterested Independent Director Majority, the Annualized EBITDA for such Escrow Quarter based on the Quarterly Financials and other relevant information relating to the calculation of Annualized EBITDA in accordance with the terms of this Agreement, whether an EBITDA Milestone was met for such Escrow Quarter and whether there is an Escrow Release to Seller for such Escrow Quarter as a result thereof, and such determination by a Disinterested Independent Director Majority shall be final and binding upon all parties (other than for fraud). If for any Escrow Quarter there is a final determination by a Disinterested Independent Director Majority in accordance with this Section 5 and the Business Combination Agreement that an EBITDA Milestone has been achieved for such Escrow Quarter and Seller is entitled to an Escrow Release for such Escrow Quarter as a result thereof, then promptly (but in any event within ten (10) Business Days) thereafter Pubco and Seller will provide joint written instructions to the Escrow Agent to release the applicable portion of the Escrow Property (based on the EBITDA Milestone achieved) in the Escrow Account to Seller. Notwithstanding the foregoing, as a condition precedent to Pubco providing joint written instructions for any Escrow Release based on achieving an EBITDA Milestone hereunder, Pubco must first file with the SEC on Form 6-K (or other relevant SEC form) the Quarterly Financials set forth in the EBITDA Performance Statement and the related amount of the Annualized EBITDA as determined by the Disinterested Independent Director Majority.

(d) The CFO will monitor the Closing Price for the Pubco Ordinary Shares on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within five (5) Business Days after the end of each calendar month during the Escrow Period), the CFO will prepare and deliver to Pubco’s board of directors and Seller a written statement (each, a “Share Price Performance Statement”) that sets forth (i) the Closing Price for the Pubco Ordinary Shares on each Trading Day for such calendar month then ended and the preceding calendar month (the “Share Price Period”) and (ii) whether there is an Escrow Release during such Share Price Period as a result of achieving a Milestone under clause (B) of Section 5(a)(i) or Section 5(a)(ii) for the Closing Price during such Share Price Period (each, a “Share Price Milestone”). Within ten (10) days after receipt of the Share Price Performance Statement, Pubco shall determine, by a Disinterested Independent Director Majority, the Closing Price during the Share Price Period based on the Share Price Performance Statement and other relevant information relating to the calculation of Closing Price and the applicable Closing Price targets in accordance with the terms of this Agreement, whether a Share Price Milestone was met for the Share Price Period and whether there is an Escrow Release to Seller for such Share Price Period as a result thereof, and such determination by a Disinterested Independent Director Majority shall be final and binding upon all parties (other than for fraud). If for any Share Price Period there is a final determination by a Disinterested Independent Director Majority in accordance with this Section 5 and the Business Combination Agreement that a Share Price Milestone has been achieved for such Share Price Period and Seller is entitled to an Escrow Release for such Share Price Period as a result thereof, then promptly (but in any event within ten (10) Business Days) thereafter Pubco and Seller will provide joint written instructions to the Escrow Agent to release the applicable portion of the Escrow Property (based on the Share Price Milestone achieved) in the Escrow Account to Seller.

(e) Notwithstanding anything to the contrary contained herein or in the Business Combination Agreement (and in lieu of the provisions of Section 2.5(f) of the Business Combination Agreement), no fractional Escrow Share shall be transferred from the Escrow Account, and in the event that the First Escrow Release would otherwise result in a fraction of an Escrow Share being released to Seller by virtue of this Section 5, the number of Escrow Shares to be released to Seller shall instead be rounded up to the nearest whole Escrow Share. For the avoidance of doubt, nothing herein will affect the provisions of Section 2.5(d) of the Business Combination Agreement.

(f) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Annualized EBITDA” for any applicable fiscal quarter means four times the earnings before interest, income Taxes, depreciation and amortization of Pubco and its Subsidiaries, on a consolidated basis, for such fiscal quarter, as determined in accordance with IFRS, consistently applied, but subject to the adjustments set forth on Exhibit A.

(ii) “Closing Price” means, for any security as of any Trading Day, the last reported sales price for such security on the principal securities exchange or securities market on which such security is then traded.

(iii) “Disinterested Independent Director” means an independent director serving on Pubco’s board of directors at the applicable time of determination that is disinterested in the Escrow Property (i.e., such independent director is not Seller, an Affiliate of Seller, or an officer, director, manager, employee, trustee or beneficiary of Seller, nor an immediate family member of any of the foregoing).

(iv) “Disinterested Independent Director Majority” means the vote or consent of a majority of the Disinterested Independent Directors.

(v) “Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded.

Section 6. Tax Matters. Pubco and Seller agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable Law, Pubco shall be treated as the owner of the Escrow Property while held in the Escrow Account until released in accordance with this Agreement and the Business Combination Agreement, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by Pubco until released in accordance with this Agreement and the Business Combination Agreement. The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law and to request and receive any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the applicable recipient of Escrow Property.

Section 7. Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to any Escrow Property, except to give notice, provide monthly reports, make releases, keep an accurate record of all transactions with respect to the Escrow Property, hold the Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in any Escrow Property, but shall serve as escrow holder only and have only possession thereof. Subject to the following sentence, nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement, other than the express rights of the Company and Purchaser under this Agreement for periods until after the Closing, who the parties acknowledge are express third party beneficiaries of this Agreement until after the Closing.

Section 8. Monthly Reports Upon Request. From and after the Closing, the Escrow Agent shall provide monthly account statements to Pubco and Seller with respect to the Escrow Account. Pubco and Seller have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party’s objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 9. Authorized Parties; Reliance. The parties hereby acknowledge that notwithstanding anything to the contrary contained in this Agreement, any actions or determinations on behalf of Pubco under this Agreement after the Closing (including any amendments, modifications or waivers of the provisions of, or consents or approvals provided under or in connection with, this Agreement, and any determinations by Pubco under Section 5) shall exclusively be made and determined by a Disinterested Independent Director Majority (subject to the actions to be taken by the CFO pursuant to the express provisions of Section 5(c) and Section 5(d)). Pubco agrees to provide on Exhibit B (as it may be amended from time to time by a Disinterested Independent Director Majority) to this Agreement the names and specimen signatures of those persons who are authorized on behalf of Pubco after the Closing to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. Seller agrees to provide on Exhibit B (as it may be amended from time to time by Seller) to this Agreement the names and specimen signatures of those persons who are authorized on behalf of Seller to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent is entitled to rely on, and shall be fully protected in relying on, the instructions and notices from any one of the authorized signers of Pubco or Seller, as identified on the attached Exhibit B (as it may be amended from time to time) to this Agreement after the Closing, either acting alone, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below.

Section 10. Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 11. Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation to each of the other parties specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation, and shall be conditioned upon the appointment of a replacement Escrow Agent in accordance with this Section 11. Similarly, the Escrow Agent may be removed and replaced following the giving of ten (10) days’ notice to the Escrow Agent by all of the other parties hereto; provided that such removal shall not take effect prior to the appointment of a replacement Escrow Agent in accordance with this Section 11. In either event, Pubco and Seller shall agree upon a successor Escrow Agent (however for the avoidance of any doubt, this  Section 11 does not apply to Seller’s unilateral right to transfer the Escrow Property to another escrow agent or lender under the terms of Section 3(b) of this Agreement). If Seller and Pubco are unable to agree upon a successor Escrow Agent or shall have failed to appoint a successor Escrow Agent prior to the expiration of sixty (60) days following the date of resignation or ten (10) days following the date of removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, Pubco and Seller an instrument accepting such appointment and the transfer of the Escrow Property and agreeing to the terms of this Agreement.

Section 12. Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit C for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by Pubco.

Section 13. Indemnification. Pubco hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.

Section 14. Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of any Escrow Property, or as to any other matter arising out of or relating to this Agreement or any Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of Pubco and Seller, or by a final non-appealable judgment or order of a court of competent jurisdiction (including an order to enforce an arbitral award), but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement. Any disputes arising out of, related to, or in connection with, this Agreement between Pubco and Seller, including a dispute arising from a party’s failure or refusal to sign a joint written notice hereunder, shall be determined by arbitration conducted in accordance with the provisions of Section 11.5 of the Business Combination Agreement (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief, including specific performance, or application for enforcement of a resolution pursuant to this Section 14 or Section 11.5 of the Business Combination Agreement).

Section 15. Notices. Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

If to Pubco prior to the Closing, to:

Brooge Holdings Limited
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Meclomen Maramot
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: meclomen@bpgic.com

and

Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: nico.paardenkooper@bpgic.com

and

Twelve Seas Investment Company
135 E 57th St. 18th Floor
New York, New York, 10022
Attn: Stephen N. Cannon
Telephone No.: +852 9500 2922
Email: steve@twelveseascapital.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:   Stuart Neuhauser, Esq.
           Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
            mgray@egsllp.com

If to Pubco after the Closing, to:

c/o Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: nico.paardenkooper@bpgic.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to Seller, to:

c/o Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: nico.paardenkooper@bpgic.com

with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Escrow Administration, Patrick Small & Francis E. Wolf, Jr.
Telephone No: (212) 845-5284
Email: psmall@continentalstock.com & fwolf@continentalstock.com or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein. Any such notice or communication given in the manner specified in this Section 15 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

Section 16. Term. This Agreement shall terminate upon the final, proper and complete distribution of all Escrow Property in accordance with the terms hereof; provided, that Pubco’s obligations under Section 13 hereof shall survive any termination of this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

Section 17. Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, all of which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between Pubco and Seller, the terms of the Business Combination Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Business Combination Agreement (unless there is an express intention otherwise in this Agreement). The actions of the Escrow Agent shall be governed solely by this Agreement.

Section 18. Amendment; Waiver. Without limiting the first sentence of Section 9, this Agreement may be amended or modified only by a written instrument duly signed by the parties hereto; provided that any amendment, supplement or modification of this Agreement at or prior to the Closing shall also require the prior written consent of Purchaser and the Company. Without limiting the first sentence of Section 9, any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought; provided that any waiver of any provision of this Agreement by Pubco at or prior to the Closing shall also require the prior written consent of Purchaser and the Company.

Section 19. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 20. Further Assurances. From time to time on and after the date hereof, Pubco and Seller shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 21. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either Pubco or Seller under reasonable circumstances, the Escrow Agent shall render to Pubco, Seller and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Escrow Property.

Section 22. Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vi) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (vii) any reference herein to “dollars” or “$” shall mean United States dollars; and (viii) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

Section 23. Successors and Assigns. Without limiting the first sentence of Section 9, this Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto, and any purported assignment without such consent shall be null and void ab initio; provided, that any assignment occurring at or prior to the Closing shall also require the prior written consent of Purchaser and the Company. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 24. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 25. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.

Section 26. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 27. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 28. U.S. Patriot Act. Pubco and Seller agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record Pubco’s and Seller’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 29. Representations of the Parties. Each of Pubco, Seller and the Escrow Agent hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Pubco:

BROOGE HOLDINGS LIMITED

By:	/s/ Meclomen Maramot
Name:	Meclomen Maramot
Title:	Director

The Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent

By:	/s/ Ana Gois
Name:	Ana Gois
Title:	Vice President

Seller:

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY (BPGIC) PLC, as seller

By:	/s/ Nicolaas Paardenkooper
Name:	Nicolaas Paardenkooper
Title:	Director

[Signature Page to Escrow Agreement]

EXHIBIT A
ANNUALIZED EBITDA ADJUSTMENTS

The earnings before interest, income Taxes, depreciation and amortization of Pubco and its Subsidiaries, on a consolidated basis, shall be adjusted as follows to determine the Annualized EBITDA used in connection with the determinations of whether the Milestones have been achieved and whether there will be an Escrow Release under the Escrow Agreement:

1.	To deduct the following:

(a)	Any income in respect of any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income;

(b)	Any revenues attributable to a discontinued business; and

(c)	Any revenues that are non-recurring and earned outside of the ordinary course of business.

2.	To add back the following:

(a)	Any expenses attributable to a discontinued business.

3.	If after the Closing and prior to the end of the Escrow Period, Pubco or its Subsidiaries acquires another entity or business where such acquisition is both (i) dilutive to Pubco’s public shareholders and (ii) not approved by a Disinterested Independent Director Majority, then the Annualized EBITDA shall be computed without taking into consideration (a) the financial results of such acquired entity or business or (b) any impact such acquired entity or business would have on the consolidated financial results of Pubco.

Any accounting term that is used herein but not defined in the Escrow Agreement or the Business Combination Agreement shall have the meaning normally ascribed to such term under IFRS.

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EXHIBIT B
AUTHORIZED PUBCO SIGNERS

Pubco:

Individuals authorized by the Disinterested Independent Director Majority:

Name	Telephone Number	Specimen Signature

AUTHORIZED SELLER SIGNERS

Seller:

Individuals authorized by Seller:

Name	Telephone Number	Specimen Signature

B-1

EXHIBIT C
FEE INFORMATION

Acceptance fee	$1,500

Administration fee, escrow account	$2,500

The acceptance fee and administration fee covers all account set-up services, the review, negotiation and execution of this Agreement, KYC, OFAC and USA Patriot Act due diligence, claim instructions and release instructions, on-going account, compliance review, records retention and escheat services. The acceptance fee and administration fee is due and payable upon the effective date of appointment. See assumptions for duration.

Claims processing, per claim	$0

Process claims related to the shares or other property held in the escrow account.

Out-of-pocket expenses	At cost

Out-of-pocket expenses when applicable will be billed at cost at the sole discretion of Continental Stock Transfer & Trust Company.

Extraordinary services	Market rate

Fees for services not specifically covered in this schedule will be billed in accordance with our prevailing rates for such services.

These costs may include, but are not limited to, review of IRS Form W-8IMY for foreign holders, shareholder presentment status updates, shareholder record adjustments, electronic copies of shareholder presentments and non-standard shareholder records.

Assumptions

This proposal is based upon the following assumptions with respect to the role of escrow agent. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind this proposal.

●	All escrow releases are expected to be completed within six (6) years of signing. Beyond this duration, reasonable monthly fees of an amount to be determined at the time by the Escrow Agent and reasonably acceptable to Pubco and Seller will be in effect.

Terms and conditions

●	The parties shall direct the recordkeeper of the physical securities held in escrow that no transfer, replacement or hypothecation of such securities shall take place without the express written authorization of Continental Stock Transfer & Trust Company while such securities are held in escrow in accordance with the terms of this Agreement.

●	Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.

●	Acceptance of the appointment described in this proposal is subject to compliance with the requirements of the USA Patriot Act of 2001 described below, Continental Stock Transfer & Trust Company satisfactory review of all governing documents, and the execution of the governing documents by all parties.

●	This fee proposal may not be modified except in writing and will be deemed accepted upon your execution of this Agreement.

Important information about opening a new account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.

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